Exhibit 23.1
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT
We consent to the inclusion in this Registration Statement of LanzaTech Global, Inc. (formerly known as AMCI Acquisition Corp. II) on Form S-1 of our report dated March 25, 2022, which includes an explanatory paragraph as to the ability of AMCI Acquisition Corp. II (now known as LanzaTech Global, Inc.) to continue as a going concern, with respect to our audit of the financial statements of AMCI Acquisition Corp. II (now known as LanzaTech Global, Inc.) as of December 31, 2021 and for the period from January 28, 2021 (inception) through December 31, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We will be dismissed as auditors effective upon completion of the audit of the financial statements of AMCI Acquisition Corp. II (now known as LanzaTech Global, Inc.) as of and for the year ended December 31, 2022 and the issuance of the report thereon and accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the period after December 31, 2022. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP
New York, NY
February 13, 2023